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                             MDI TECHNOLOGIES, INC.
                             940 West Port Plaza Dr
                               St. Louis, Missouri
                                  U.S.A. 63146

TSX TRADING SYMBOL: MDD.U                                    DATE: July 14, 2003

                                  NEWS RELEASE

                MDI REPORTS US$.14 PER SHARE 2ND QUARTER EARNINGS

St. Louis, Missouri - July 14, 2003. MDI Technologies, Inc. has announced that the Company will report profitable results for the second quarter period ending June 30, 2003. MDI recorded revenues for the one-quarter period of US$1,900,000.00 as compared to revenues of US$1,577,000.00 for the similar period last year. Net income for the current period was US$1,710,000.00 compared to net income of US$251,000.00 for the quarter ended June 30, 2002. Top line revenues grew 21% year over year. Earnings per share will be reported at US$.14 per share for the quarter.

Net income for the quarter includes adjustments to account for tax loss-carry-forwards. The Company has net operating loss-carry-forwards of approximately US$3,300,000.00 remaining from December 31, 2002. During the second quarter review of its deferred income tax assets and liabilities, the Company's auditors determined that there was little doubt that the company would fully realize the benefits of its deferred tax asset, and therefore, advised the Company to eliminate the valuation allowance against the deferred tax asset as of June 30, 2003. This adjustment created a one-time income tax credit of approximately US$1,143,000 or US$.09 per share. Net income from operations, net of adjustments, will be reported as US$567,000.00 or US$.05 per share.

At the end of the second quarter period ending June 30, 2003, monthly recurring revenues were running at just over US$428,000.00 per month or US$5.1 million annualized compared to monthly recurring revenues of US$350,000.00 per month or US$4.2 million annualized for the period ending June 30, 2002.

"The Company continues to perform as projected," said Todd A Spence, President and CEO. "Our focus this past quarter was to quickly absorb our recent acquisition and begin the rollout of our new Wireless Clinical Bedside Module. With these efforts, coupled with a very strong pipeline for new business, we should reach or exceed our targets for the remainder of 2003. Our business model remains strong going into the third quarter, 2003," Spence continued.

ABOUT MDI TECHNOLOGIES, INC.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under the symbol MDD.U.


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This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.


Todd Spence, CEO


Contact information:       For MDI Technologies: Todd Spence CEO
                           Tel: (314) 439-6400, e-mail tas@mditech.com